Product supplement R To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated September 29, 2009 Securities Act of 1933, Rule 424(b)(2)

Opportunity Securities Linked to an Index

General

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Deutsche Bank AG may offer and sell securities linked to an index, which may include an index created by Deutsche Bank AG or one of its affiliates, from time to time. This product supplement describes terms that will apply generally to the securities and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The securities are the senior unsecured obligations of Deutsche Bank AG.

•	Payment on the securities is linked to an underlying index as described below.

•	For important information about tax consequences, see “U.S. Federal Income Tax Consequences” in this product supplement.

•	The securities will be issued in denominations as specified in the relevant pricing supplement. Minimum investment amounts will be specified in the relevant pricing supplement.

•	Investing in the securities is not equivalent to investing in an index or any component underlying an index.

•	The securities will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

September 30, 2009

In making your investment decision, you should rely only on the information contained or incorporated by reference in the underlying supplement and pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The securities described in the relevant pricing supplement and this product supplement are not appropriate for all investors and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities. The relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the securities and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the securities under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SUMMARY TERMS

Index	The underlying index designated in the relevant pricing supplement (the “Index”) accompanying this product supplement.

Face Amount	The denomination of the security, which may be $10, $100, $1,000 or another amount per security, as specified in the relevant pricing supplement.

Issue Price	100% of the Face Amount, unless otherwise specified in the relevant pricing supplement.

Coupon Rate	As specified in the relevant pricing supplement.

Payment at Maturity

The payment you will receive at maturity is based on the value of the Final Level relative to the Initial Level (or the Strike Level, if applicable) and, if applicable, the Maximum Return, as defined below, the Buffer Level and/or the Adjustment Factor and/or the Discount Factor. The Buffer Level will be a reduction from the Initial Level expressed as a positive percentage and, if applicable, will be set forth in the relevant pricing supplement. The Adjustment Factor and the Discount Factor are each factors by which the Index Return will be reduced for purposes of calculating the Payment at Maturity or the redemption or repayment amount, as applicable. If applicable, the Adjustment Factor and/or the Discount Factor will be set forth in the relevant pricing supplement. The denomination of the securities will be specified in the relevant pricing supplement.

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If the Final Level is greater than the Initial Level (or the Strike Level, if applicable), you will receive a cash payment per security Face Amount that provides you with a return on your investment equal to the Index Return multiplied by the Upside Participation Rate, subject, if applicable, to the Maximum Return on the securities. If applicable, the “Maximum Return” on the securities is a percentage of the Face Amount which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited by the Maximum Return even if the Index Return multiplied by the Upside Participation Rate would yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return on, and Adjustment Factor and/or Discount Factor applicable to, the securities, your final payment per security Face Amount will be calculated as follows:

Face Amount + (Face Amount x Index

Return x Upside Participation Rate)

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If the Final Level is equal to the Initial Level (or the Strike Level, if applicable), you will receive a cash payment per security Face Amount equal to the Face Amount, subject to any applicable Adjustment Factor and/or Discount Factor.

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If the relevant pricing supplement does not provide for a Buffer Level, your investment will be exposed to any decline in the Index beyond the Initial Level. If the Final Level is less than the Initial Level (or the Strike Level, if applicable), for every 1% decline of the Index beyond the Initial Level, you will lose an amount equal to 1% of the Face Amount of your securities multiplied by the Downside Participation Rate, and, subject to any applicable Adjustment Factor and/or Discount Factor, your final payment per security Face Amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be the greater of :

(i) zero and (ii) Face Amount + (Face Amount x

Index Return x Downside Participation Rate)

If the relevant pricing supplement does not provide for a Buffer Level, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable).

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If the relevant pricing supplement provides for a Buffer Level, your investment is protected against a decline in the Index up to the Buffer Level. If the Final Level declines from the Initial Level (or the Strike Level, if applicable), and such decline is equal to or less than the Buffer Level, subject to any applicable Adjustment Factor and/or the Discount Factor, you will receive the Face Amount of your securities at maturity.

If the relevant pricing supplement provides for a Buffer Level, your investment will be exposed to any decline in the Index beyond the Buffer Level. If the Final Level is less than the Initial Level (or the Strike Level, if applicable) by more than the Buffer Level, for every 1% decline of the Index beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your securities multiplied by the Downside Participation Rate, and, subject to any applicable Adjustment Factor and/or Discount Factor, your final payment per security Face Amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be the greater of :

(i) zero, or Face Amount x Buffer Level (as specified

in the relevant pricing supplement) and (ii) Face

Amount + (Face Amount x (Index Return + Buffer

Level) x Downside Participation Rate)

If the relevant pricing supplement provides for a Buffer Level, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable) by more than the Buffer Level.

Other Terms

In each case, if applicable, the “Maximum Return,” “Buffer Level,” “Upside Participation Rate,” “Downside Participation Rate,” “Adjustment Factor” and “Discount Factor” will be specified in the relevant pricing supplement.

Index Return	Unless otherwise specified in the relevant pricing supplement, the Index Return will be equal to:

Final Level – Initial Level (or the Strike Level, if applicable)

Initial Level (or the Strike Level, if applicable)

Initial Level	The Index closing level on the trade date, or such other level as specified in the relevant pricing supplement.

Final Level

The Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement.

Strike Level

The relevant pricing supplement may specify an Index level other than the Initial Level to be used for calculating the Index Return and the amount payable at maturity. For example, the relevant pricing supplement may specify that a Strike Level equal to 95% of the Initial Level shall be used to calculate the Index Return.

Index Valuation Date(s)

The Final Level will be calculated on a single date, which we refer to as the “Final Valuation Date,” or on several dates, each of which we refer to as an “Averaging Date,” as specified in the relevant pricing supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity.”

Maturity Date

As specified in the relevant pricing supplement. The Maturity Date of the securities is subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity.”

Optional Redemption	If the relevant pricing supplement so provides, we may have the option to redeem your securities on one or more redemption dates prior to maturity.

Repayment at Option of Holder	If the relevant pricing supplement so provides, you may have the option to have us repay your securities on one or more repayment dates prior to maturity.

Mandatory Redemption	If the relevant pricing supplement so provides, we may be required to redeem your securities prior to maturity in certain circumstances.

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of Deutsche Bank Securities Inc. (“DBSI”). Any offering in which DBSI participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

RISK FACTORS

Your investment in the securities will involve certain risks. The securities do not guarantee any return of your initial investment at, or prior to, maturity. Investing in the securities is not equivalent to investing directly in the Index or any of the stocks, commodities, currencies or other components that may underlie the Index. In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement, before you decide that an investment in the securities is suitable for you.

Your investment in the securities may result in a loss.

The securities do not guarantee the return of any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. If the relevant pricing supplement provides for a Buffer Level, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable) by more than the Buffer Level. If the relevant pricing supplement does not provide for a Buffer Level, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable). The relevant pricing supplement will specify whether the securities have a Strike Level and/or a Buffer Level.

Payments on the securities are subject to Deutsche Bank’s creditworthiness.

Although the return on the securities will be based on the performance of the Index, the payment of any amount due on the securities, including any coupons, is subject to the credit risk of Deutsche Bank. An actual or anticipated downgrade in Deutsche Bank’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the market value of the securities. As a result, our actual and perceived creditworthiness will affect the market value of the securities, and in the event we were to default on our obligations, you may not receive any amount owed to you under the terms of the securities.

The appreciation potential of the securities is limited to the Maximum Return, if applicable.

If the securities are subject to a Maximum Return, the appreciation potential of the securities is limited to the Maximum Return. Any applicable Maximum Return will be a percentage which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited to that Maximum Return even if the Index Return multiplied by the Upside Participation Rate is greater than that Maximum Return.

Your return on the securities, if any, generally will not reflect any payments made with respect to any component that may underlie the Index.

Your return on the securities, if any, will not reflect the return you would realize if you actually owned the components that underlie the Index and received any payments made with respect to such components. This is because the calculation agent will calculate the amount payable to you at maturity of the securities by reference to the Final Level. The Final Level reflects the performance of the Index without taking into consideration any payments made with respect to any component of the Index.

There are certain equity indices, generally referred to as total return indices, that include dividend distributions in the return of the Index. If the Index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in the Index are deemed to be reinvested in the Index, so that the Index level would include such distributions.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

The Final Level may be less than the Index closing level on the Maturity Date of the securities or at other times during the term of the securities.

Because the Final Level may be calculated based on the Index closing level on one or more Index Valuation Dates during the term of the securities, the Index closing level on the Maturity Date or at various other times during the term of the securities, including dates near the Index Valuation Date(s), could be higher than the Final Level. This difference could be particularly large if there is a significant increase in the level of the Index before and/or after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index closing level during the term of the securities (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date for the securities is near the end of the term of the securities, if the Index closing levels increase or remain relatively constant during the initial term of the securities and then decrease below the Initial Level (or the Strike Level, if applicable), the Final Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested directly in the Index, any component underlying the Index or any contract relating to the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the securities declines, because the market value of the securities will not be influenced solely by the changes in the level of the Index.

The securities are not designed to be short-term trading instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Face Amount of the securities, even in cases where the Index has appreciated since the trade date. The potential returns described in the relevant pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

The Index Return for the securities will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect an Index whose underlying components are traded in currencies other than the U.S. dollar.

Although the components underlying an Index may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the securities, which are linked to the Index, are denominated in U.S. dollars, and the amount payable on the securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the components underlying the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the securities. The amount we pay in respect of the securities on the Maturity Date will be determined solely in accordance with the procedures described in “Description of Securities — Payment at Maturity.”

The securities may be subject to currency exchange rate risk.

Because the prices of the components underlying an Index may be converted by the sponsor of the Index into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the countries represented in any such Index. An investor’s net exposure will depend on the extent to which the currencies of the components underlying any such Index strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such Index may be adversely affected, and the Payment at Maturity may be reduced.

Of particular importance to potential currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments between countries; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to maturity, the value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities. We expect that, generally, the level of the Index on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the level of the Index. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index;

•	the time to maturity of the securities;

•	the market price and the dividend rate, if applicable, on the components underlying the Index;

•	interest and yield rates in the market generally as well as in the markets of the components underlying the Index;

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economic, financial, political, regulatory or judicial events that affect the components underlying the Index or financial markets generally and which may affect the Index closing level on any Index Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the securities; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance. The value of the Index may decrease such that you may not receive any return of your investment. If the relevant pricing supplement does not provide for a Buffer Level and the Final Level declines compared to the Initial Level (or the Strike Level, if applicable), you will lose some or all of your investment at maturity. If the relevant pricing supplement does provide for a Buffer Level and the Final Level declines compared to the Initial Level (or the Strike Level, if applicable) by more than the Buffer Level, you will lose some or all of your investment at maturity.

The inclusion in the original Issue Price of each agent’s commission and the cost of hedging our obligations under the securities directly or through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity will be based on the full Face Amount of your securities as described in the relevant pricing supplement, the original Issue Price of the securities includes each agent’s commission and the cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

The sponsor of the relevant Index may adjust the relevant Index in ways that affect its level, and the sponsor has no obligation to consider your interests.

The sponsor of the relevant Index (the “Sponsor”) is responsible for calculating and maintaining the relevant Index. The Sponsor can add, delete or substitute the components underlying the relevant Index or make other methodological changes that could change the level of the relevant Index. You should realize that the changing of components included in the relevant Index may affect the relevant Index, as a new or different component may perform significantly better or worse than those it replaces. Additionally, the Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the value of the securities. The Sponsor has no obligation to consider your interests in calculating or revising the relevant Index.

We may not control the Index or the components underlying the Index.

Except as we may otherwise describe in the relevant pricing supplement, we may not be affiliated with the Sponsor or any of the components underlying the Index. As a result, we will have no ability to control the actions of such Sponsor or such components, including actions that could affect the value of the components underlying the Index or your securities. Except as otherwise described in the relevant pricing supplement, none of the money you pay us will go to the Sponsor. The Sponsor will not be involved in the offering of the securities in any way nor will the Sponsor have any obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities. In the case of an Index with stock components, none of the money you pay us will go to any of the companies that may be included in an Index and such companies will not be involved in the offering of the securities in any way nor will such companies have any obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities.

As a holder of the securities, you will not have voting rights or rights to receive any payments with respect to the components of the Index that holders of the components underlying the Index might have.

We or our affiliates may have adverse economic interests to the holders of the securities.

Deutsche Bank AG and other affiliates of ours trade the components underlying the Index and other financial instruments related to the Index and its components on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the securities and the amount payable to you at maturity.

We or our affiliates may also act as the Sponsor. In this role, we or our affiliates may exercise discretion, as in rebalancing the Index during the term of the securities.

In the case of an Index with stock components, we or our affiliates may currently or from time to time engage in business with companies whose stock may be included in such Index, including extending loans to, or making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.

In addition, one or more of our affiliates may publish research reports or otherwise express views about the components underlying an Index. Any prospective purchaser of securities should undertake an independent investigation of each component included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Index or the components underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

We or our affiliates are active participants in the commodities and currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities and currency transactions. Our trading activities may have a material adverse effect on commodities or currency prices and consequently have a negative impact on any Index with commodity or currency components.

We may have hedged our obligations under the securities directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the components underlying the Index and the Index and, therefore, the market value of the securities. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level, the Final Level, the closing level of the Index on each Index Valuation Date, the Index Return, the coupon payable on any Coupon Payment Date and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the securities, which may affect your return on the securities, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index or calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the closing level of the Index as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates,” and such closing level may differ substantially from the published closing level of such Index in the absence of such events. As a result, any such market disruption event may adversely affect your return.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the return on commodity based indexes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of a commodity based index and, therefore, the return on the securities.

Commodity futures contracts are subject to uncertain legal and regulatory regimes, which may result in a hedging disruption event and a loss on your investment.

The commodity futures contracts that may comprise a commodity based index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The Commodity Futures Trading Commission (the “CFTC”) has announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your proceeds in a comparable investment.

Holdings of the securities by our affiliates and future sales may affect the price of the securities.

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

The U.S. federal income tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described in the section of this product supplement entitled “U.S. Federal Income Tax Consequences” (i.e., as prepaid financial contracts with associated payments by us to you equal to the stated coupon payments on the securities). If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Securities” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “security” refers to one of our Opportunity Securities Linked to an Index. The denomination of the securities will be specified in the relevant pricing supplement.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying index, which may include an index created by Deutsche Bank AG or one of its affiliates (the “Index”). The securities are a series of notes referred to in the accompanying prospectus supplement and prospectus and the relevant pricing supplement. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar.

Unless otherwise specified in the relevant pricing supplement, the securities will pay a periodic coupon. The securities do not guarantee any return of your initial investment. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities will be issued in denominations as specified in the relevant pricing supplement. The Face Amount and Issue Price of each security will be specified in the relevant pricing supplement. The securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

The specific terms of the securities will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Certain Defined Terms

Each term listed below has the meaning given to it for the purpose of this product supplement and the relevant pricing supplement, unless the context otherwise requires or the relevant pricing supplement gives the term a different meaning.

Commodity Based means, when referring to an Index, that the Index tracks commodity-linked instruments, as determined by the calculation agent.

Currency Based means, when referring to an Index, that the Index tracks currencies or currency-linked instruments, as determined by the calculation agent.

Equity Based means, when referring to an Index, that the Index tracks or is composed of securities, as determined by the calculation agent.

Exchange Traded Instrument means a futures contract relating to a commodity which is tracked by a Commodity Based Index.

Face Amount means the denomination of the security, which may be $10, $100, $1,000 or another amount per security, as specified in the relevant pricing supplement.

Index Business Day means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Issue Price means 100% of the Face Amount, unless otherwise specified in the relevant pricing supplement.

Maturity Date means the date specified in the relevant pricing supplement.

Coupons

Unless otherwise specified in the relevant pricing supplement, coupons in respect of each security Face Amount for each coupon period will be calculated as follows:

Face Amount x Coupon Rate x (Number of Days in the Coupon Period / 360),

where the “Number of Days” will be calculated on the basis of a year of 360 days and the actual number of days elapsed in the period. The securities will pay coupons at a rate per annum specified in the relevant pricing supplement. Coupons will accrue from the issue date of the securities to but excluding the Maturity Date. Coupons will be paid in arrears on each Coupon Payment Date to and including the Maturity Date, subject to early redemption or prepayment events, to the holders of record at the close of business on the date 15 calendar days prior to that Coupon Payment Date, whether or not such fifteenth calendar day is a Business Day, unless otherwise specified in the relevant pricing supplement. If the Maturity Date is adjusted as the result of a market disruption event, the coupon payment due on the Maturity

Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional coupon payment will accrue or be payable as a result of any delayed payment.

The “Coupon Rate” will be specified in the relevant pricing supplement.

A “Coupon Period” is the period beginning on and including the issue date of the securities and ending on but excluding the first Coupon Payment Date, and each successive period beginning on and including a Coupon Payment Date and ending on but excluding the next succeeding Coupon Payment Date, or as specified in the relevant pricing supplement.

A “Coupon Payment Date” will be as specified in the relevant pricing supplement; provided, that no Coupon Payment Date shall be more than twelve months after the immediately prior Coupon Payment Date or issue date of the securities, as applicable. Unless otherwise specified in the relevant pricing supplement, if any day on which a coupon payment or principal is due is not a Business Day, the payment will be made with the same force and effect on the next succeeding Business Day, but no additional coupon payment will accrue as a result of the delayed payment, and the next Coupon Period will commence as if the payment had not been delayed.

Payment at Maturity

The Maturity Date for the securities will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a Business Day or if the Final Valuation Date is postponed as described below.

The payment you will receive at maturity is based on the value of the Final Level relative to the Initial Level (or the Strike Level, if applicable) and, if applicable, the Maximum Return, as defined below, the Buffer Level, the Adjustment Factor and/or the Discount Factor. The Buffer Level will be a reduction from the Initial Level expressed as a positive percentage and, if applicable, will be set forth in the relevant pricing supplement. The Adjustment Factor and the Discount Factor are each factors by which the Index Return will be reduced for purposes of calculating the Payment at Maturity or the redemption or repayment amount, as applicable. If applicable, the Adjustment Factor and/or the Discount Factor will be set forth in the relevant pricing supplement.

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If the Final Level is greater than the Initial Level (or the Strike Level, if applicable), you will receive a cash payment per security Face Amount that provides you with a return on your investment equal to the Index Return multiplied by the Upside Participation Rate subject, if applicable, to the Maximum Return on the securities. If applicable, the Maximum Return on the securities is a percentage which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited to the Maximum Return even if the Index Return multiplied by the Upside Participation Rate is greater than the Maximum Return. Subject to any applicable Maximum Return on, Adjustment Factor and/or Discount Factor applicable to, the security, your final payment per security Face Amount will be calculated as follows:

Face Amount + (Face Amount x Index Return x Upside Participation Rate)

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If the Final Level is equal to the Initial Level (or the Strike Level, if applicable), you will receive a cash payment per security Face Amount equal to the Face Amount, subject to any applicable Adjustment Factor and/or Discount Factor.

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If the relevant pricing supplement does not provide for a Buffer Level, your investment will be exposed to any decline in the Index beyond the Initial Level. In such a case, if the Final Level is less than the Initial Level (or Strike Level, if applicable), for every 1% decline of the Index beyond the Initial Level, you will lose an amount equal to 1% of the Face Amount of your securities multiplied by the Downside Participation Rate, and, subject to any applicable Adjustment Factor and/or Discount Factor, your final payment per security Face Amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be the greater of:

(i) zero and (ii) Face Amount + (Face Amount x Index Return x Downside Participation Rate)

If the relevant pricing supplement does not provide for a Buffer Level, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable).

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If the relevant pricing supplement provides for a Buffer Level, your investment is protected against a decline in the Index up to the Buffer Level. If the Final Level is less than the Initial Level (or the Strike Level, if applicable) and the decline is equal to or less than the Buffer Level, subject to any applicable Adjustment Factor and/or Discount Factor, you will receive the Face Amount of your securities at maturity. However, your investment will be exposed to any decline in the Index beyond the Buffer Level. If the Final Level is less than the Initial Level (or Strike Level, if applicable) by more than the Buffer Level, for every 1% decline of the Index beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your securities multiplied by the Downside Participation Rate, and, subject to any applicable Adjustment Factor and/or Discount Factor, your final payment per security Face Amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be the greater of:

(i) zero, or Face Amount x Buffer Level (as specified in the relevant pricing supplement) and (ii) Face Amount + (Face Amount x (Index Return + Buffer Level) x Downside Participation Rate)

If the relevant pricing supplement provides for a Buffer Level, you will lose some of your investment at maturity if the Final Level is less than the Initial Level (or the Strike Level, if applicable) by more than the Buffer Level.

Unless otherwise specified in the relevant pricing supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the Index closing level calculated by comparing the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Final Level”), to the Index closing level on the trade date (the “Initial Level”) or to a percentage of the Initial Level (the “Strike Level”). The relevant pricing supplement will specify the Initial Level and the manner in which the Final Level is determined. The Index Return, unless otherwise specified in the relevant pricing supplement, is calculated as follows:

Index Return	=	Final Level – Initial Level (or the Strike Level, if applicable)
Initial Level (or the Strike Level, if applicable)

In each case, if applicable, the “Buffer Level,” “Adjustment Factor,” “Discount Factor,” “Maximum Return,” “Upside Participation Rate” and “Downside Participation Rate” will be an amount set forth in the relevant pricing supplement.

The “Index closing level” on any Trading Day will be equal to the closing level of the Index or any successor index (as defined in the relevant pricing supplement) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the Relevant Exchange for the Index.

A “Trading Day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange for the Index.

The “Relevant Exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for the Index, any component underlying the Index or any futures or options contract related to the Index, as applicable.

A “Business Day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Redemptions and Repurchases of Securities

If the relevant pricing supplement so provides, we may have the option to redeem your securities on one or more redemption dates prior to maturity. If the relevant pricing supplement so provides, you may have the option to have us repay your securities on one or more repayment dates prior to maturity. If the relevant pricing supplement so provides, we may be required to redeem your securities prior to maturity in certain circumstances.

The details of any such redemptions and/or repurchases of securities will be specified in the relevant pricing supplement.

Adjustments to Index Valuation Dates and Payment Dates

An Index Valuation Date is any Final Valuation Date, Averaging Date, trade date (as that term is defined in the relevant pricing supplement) or other date specified in the pricing supplement on which a value for the Index is required and is subject to adjustment as described below.

Upon an adjustment to an Index Valuation Date other than a trade date, the Maturity Date or any other date on which a payment is made to the holder of the securities based on the value of an Underlying on such Index Valuation Date (together with the Maturity Date, a “Payment Date”) will be adjusted as well. Payment Dates will also be adjusted if they are not Business Days or Index Business Days, as applicable.

The relevant pricing supplement may specify an alternative method of adjustment to Index Valuation Dates and Payment Dates which applies to a specific issuance of securities. If this is the case, the pricing supplement will set out how the adjustments will occur.

If a security is issued with a term (from but excluding the settlement date to and including the Maturity Date, each as specified in the relevant pricing supplement) of one year or less, the provisions which follow will apply but the Index Valuation Date and the Maturity Date will not adjust so that the term (calculated as described above) is greater than one year.

Equity Based Index

Adjustments to Index Valuation Dates for Equity Based Index

If the Index is Equity Based, the following adjustments will be made for Market Disruption Events and non-Trading Days as applicable.

If:

(a)	an Index Valuation Date is not a Trading Day; or

(b)	a Market Disruption Event occurs or is continuing on an Index Valuation Date,

then the applicable Index Valuation Date will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event occurs or is continuing. The Index Valuation Date will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Index Valuation Date (the “Fifth Day”).

If the Index Valuation Date is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day; or

(b)	a Market Disruption Event occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Calculation Agent will determine the Index closing level using the formula for, and method of calculating, the Index closing level last in effect prior to the commencement of the Market Disruption Event or initial non-Trading Day, using the closing level of each constituent of the Index (or, if trading in the relevant constituents has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the closing level that would have prevailed but for such suspension or limitation or non-Trading Day) on the Fifth Day.

Consequences for Adjustments to Index Valuation Dates for Equity Based Index

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If, due to a Market Disruption Event or otherwise, the Final Valuation Date or final Averaging Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following such Final Valuation Date or final Averaging Date, as postponed.

Market Disruption Events for Equity Based Index

With respect to an Equity Based Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

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a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

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a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

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a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the relevant successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index (or the relevant successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor Index) shall be based on a comparison of:

•	the portion of the level of the Index (or the relevant successor Index) attributable to that security, relative to

•	the overall level of the Index (or the relevant successor Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

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a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

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limitations pursuant to the rules of any Relevant Exchange similar to rescinded NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

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a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Commodity Based Index

Adjustments to Index Valuation Dates for Commodity Based Index

If the Index is Commodity Based, the following adjustments will be made for Market Disruption Events and non-Trading Days.

If a Market Disruption Event affecting one or more Exchange Traded Instruments included in the Index is in effect on an Index Valuation Date or if any Index Valuation Date is not a Trading Day with regard to any Exchange Traded Instrument, the Calculation Agent will calculate the Index closing level for the Index Valuation Date using:

(a)	for each Exchange Traded Instrument, the weight of the Exchange Traded Instrument within the Commodity Based Index on the Index Valuation Date;

(b)

for each Exchange Traded Instrument for which the Index Valuation Date was a Trading Day and which did not suffer a Market Disruption Event on such day, the closing price for such Exchange Traded Instrument on that day; and

(c)

subject to the following paragraph, for each Exchange Traded Instrument for which the Index Valuation Date was not an Trading Day or which suffered a Market Disruption Event on such Index Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding Trading Day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to or affecting such Exchange Traded Instrument (a “Good Day”).

If a Good Day does not occur by:

(x)	the scheduled Trading Day after a trade date (as that term is defined in the pricing supplement); or

(y)	the fifth scheduled Trading Day after the scheduled Index Valuation Date (other than a trade date),

then the Calculation Agent will determine and use in calculating the Index closing level the closing price for the affected Exchange Traded Instrument on the scheduled Trading Day after the Trade Date or the fifth scheduled Trading Day (as applicable) in good faith and in a commercially reasonable manner.

Consequences for Adjustments to Index Valuation Dates for Commodity Based Index

If an adjustment is made for Market Disruption Events and non-Trading Days, and the date as of which the Calculation Agent determines the Index closing level falls less than three Business Days prior to the scheduled Payment Date, as applicable, corresponding to such Index Valuation Date, such Payment Date, as applicable, will be postponed to the third Business Day following the date as of which the Calculation Agent determines the Index closing level for such Index Valuation Date. If a scheduled Payment Date is not a Business Day, such Payment Date will be postponed to the next succeeding Business Day, subject to postponement in the event that a Market Disruption Event exists on the applicable Index Valuation Date as described above.

Market Disruption Events for Commodity Based Index

With respect to a Commodity Based Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

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a termination or suspension of, or material limitation or disruption in the trading of any Exchange Traded Instrument (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of an applicable Exchange Traded Instrument imposed by the Relevant Exchange on which such Exchange Traded Instrument is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange) within the Index (or the relevant successor Index); or

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the settlement price of any Exchange Traded Instrument within the Index (or the relevant successor Index) has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Exchange Traded Instrument within the Index (or the relevant successor Index); or

•	failure by the Sponsor (or the relevant successor Sponsor) to publish the closing level of the Index (or the relevant successor Index); or

•	a Commodity Hedging Disruption Event (as defined below).

Commodity Hedging Disruption Events for Commodity Based Index

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the Business Day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth Business Day following the day on which the calculation agent delivers notice of such acceleration. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)

due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b)

for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Currency Based Index

Adjustments to Index Valuation Dates for Currency Based Index

If the Index is Currency Based, the following adjustments will be made for Market Disruption Events and non-Index Business Days.

If:

(a)	an Index Valuation Date is not an Index Business Day; or

(b)	a Market Disruption Event occurs or is continuing on an Index Valuation Date,

then the applicable Index Valuation Date may, in the discretion of the Calculation Agent, be postponed to the immediately succeeding Index Business Day on which no Market Disruption Event occurs or is continuing. The Index Valuation Date will not be postponed later than the fifth scheduled Index Business Day after the date originally scheduled for such Index Valuation Date (the “Fifth Day”).

If the Index Valuation Date is postponed to the Fifth Day and:

(a)	the Fifth Day is not an Index Business Day; or

(b)	a Market Disruption Event occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Calculation Agent will determine the Index closing level using the formula for, and method of calculating, the Index closing level last in effect prior to the commencement of the Market Disruption Event or initial non-Index Business Day, using the level of each constituent of the Index (or, if trading in the relevant constituents has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the level of each constituent that would have prevailed but for such suspension or limitation or non-Index Business Day) on the Fifth Day.

Consequences for Adjustments to Index Valuation Dates for Currency Based Index

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If the Final Valuation Date or final Averaging Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following such Final Valuation Date or final Averaging Date, as postponed.

Market Disruption Events for Currency Based Index

With respect to a Currency Based Index, a “Market Disruption Event” means any of the following:

•	A currency exchange rate used in the calculation of the Index splits into dual or multiple exchange rates;

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An event occurs that generally makes it impossible to convert a currency used in the calculation of the Index (an “Index Currency”) into U.S. dollars in the home country for such Index Currency (the “Index Currency Jurisdiction”) through customary legal channels;

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An event occurs that generally makes it impossible to deliver U.S. dollars from accounts inside an Index Currency Jurisdiction to accounts outside that Index Currency Jurisdiction, or to deliver an Index Currency between accounts inside the Index Currency Jurisdiction for such Index Currency or to a party that is a non-resident of the relevant Index Currency Jurisdiction;

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The occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an Index Currency;

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Any change in, or amendment to, the laws or regulations prevailing in the Index Currency Jurisdiction in respect of any Index Currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the Calculation Agent determines may cause another market disruption event to occur or that leads or may lead to the introduction of a currency peg regime;

•	The occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to the Index;

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Any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the relevant jurisdiction;

•	The calculation agent determines that there is a material difference in a relevant currency rate as determined by reference to the rate source for the Index and any other market source;

•	It becomes impossible to obtain a relevant currency exchange rate, either from the source for that rate or by the Sponsor itself acting in good faith in a commercially reasonable manner;

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The calculation agent determines that Deutsche Bank AG or any of its affiliates would be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to any securities or other relevant transactions linked to the Index, or to realize, recover or remit the proceeds of any such transactions (such an event, a “Hedging Disruption Event”);

•	Any other event which means the Sponsor fails to publish the Index closing level; and

•	Any event that the calculation agent determines may lead to any of the foregoing events.

Discontinuation of an Index; Alteration of Method of Calculation

If the Sponsor of an Index discontinues publication of the Index and the Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any Closing Level will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on any date on which a value for the Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Relevant Date, and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, or the calculation agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the calculation agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Closing Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such Successor Index), then the calculation agent will adjust the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level, the Strike Level, if applicable, the Index closing level on each Index Valuation Date, the Final Level, the Index Return, the coupon payable on any payment date and the Payment at Maturity on the securities. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Coupon Payment Date and at maturity on or prior to 11:00 a.m. on the Business Day preceding such Coupon Payment Date and the Maturity Date, as applicable.

All calculations with respect to the Initial Level, the Final Level, the Index Return or any Index closing level will be rounded to the nearest one millionth, with five ten-millionths rounded upward (e.g., 0.8765455 would be rounded to 0.876546); all dollar amounts related to determination of the payment per the security Face Amount specified in the relevant pricing supplement on any Coupon Payment Date and at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per the security Face Amount specified in the relevant pricing supplement upon any acceleration of the securities shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per the security Face Amount specified in the relevant pricing supplement as described under the caption “Description of Securities — Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date plus, if applicable, accrued coupons on the securities. If the securities have more than one Index Valuation Date, then the Business Days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the securities, unless otherwise specified in the relevant pricing supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Securities — Form, Legal Ownership and Denomination of Securities.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, non-U.S. investors whose gain or loss with respect to the securities is effectively connected with the conduct of a trade or business in the United States, or any individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired. Except as pertains to the withholding tax discussed below under “— Tax Consequences to Non-U.S. Holders,” the effect of the U.S. federal tax laws on an investment in the securities by non-U.S. investors is not discussed.

In addition, we will not attempt to ascertain whether any entity included in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a security. You should refer to information filed with the Securities and Exchange Commission or the equivalent governmental authority by such entities and consult your tax adviser regarding the possible consequences to you if any such entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Securities

Unless otherwise specified in the applicable pricing supplement, we believe it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated payments by us to you equal to the stated coupon payments on the securities, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupons. There is no direct authority under current law addressing the proper tax treatment of the coupons on the securities or on instruments similar to the securities, and the treatment is uncertain. The coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we intend to treat the coupons as ordinary income. You should consult your tax adviser regarding the treatment of the coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. This treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize capital gain or loss equal to the difference between (i) the amount of cash received (other than any coupon payment received from us) and (ii) your tax basis in the securities, although the treatment of any amount received upon sale that is attributable to accrued but unpaid coupon is unclear. Such capital gain or loss will be long-term capital gain or loss if you have held the securities for more than one year, subject to the potential application of certain rules and regulations relating to foreign currency instruments discussed below. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, securities having a term exceeding one year from issuance to maturity (including the last possible date that the securities could be outstanding) would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount may exceed the coupon payments in each year. In addition, any income on the sale, exchange or retirement of the securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

If payment at maturity is determined in whole or in part by reference to one or more foreign currencies (but not including translation of prices of stock traded in foreign currencies), it is also possible that Section 988 of the Code could apply to the securities. If Section 988 were to apply, all or a portion of the gain or loss on your securities that would otherwise be treated as capital gain or loss could be treated as ordinary income or loss, unless on or before the date on which you acquired your securities you made a valid election pursuant to the applicable Treasury regulations to treat such gain or loss as capital gain or loss. We believe that it is reasonable to treat the election as available to the extent that Section 988 would otherwise apply, and that there should be no adverse consequences as a result of having made a protective election under

Section 988. To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on or before the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so.

Other U.S. federal income tax characterizations of the securities might also require you to include amounts in income during the term of the securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing or recomposition of the Index, change in methodology of calculating the Index, or substitution of a successor index could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. The discussion that follows is limited in scope and does not discuss all of the U.S. federal income tax consequences that may be relevant to you as an owner of the securities.

We will treat any coupon payments made to you as subject to withholding at a rate of 30% unless you comply with certification requirements to establish that you are eligible for a reduction of or an exemption from withholding (e.g., under an applicable income tax treaty). You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

As described above under “— Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS

released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the issues presented by this notice.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or settlement of the securities will be subject to, and we intend to treat coupon payments as being subject to, information reporting unless you are an exempt recipient (such as a domestic corporation). These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original Issue Price of the securities includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its underlying components. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity of ours could potentially increase the level of the Index as well as the Initial Level, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its underlying components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA, as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in amounts set forth in the relevant pricing supplement. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for any offering in which DBSI participates will comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

THE INDEX

In the relevant pricing supplement we will provide summary information regarding any Indices to which the securities will be linked based on publicly available information. We have not participated in the preparation of, or verified, such publicly available information. The Indices to which payment on the securities will be linked may also be described in an underlying supplement relating to the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Index. We describe various risk factors that may affect the market value of your securities, and the unpredictable nature of that market value, under “Risk Factors” above.